FUND PARTICIPATION AGREEMENT

THIS AGREEMENT, made and entered into this 1st day of May  , 2025 (the “Agreement”) by and among The United State Life Insurance Company in the City of New York, organized under the laws of the State of New York (the “Company”), on behalf of itself and each separate account of the Company named in Schedule A to this Agreement, (each account referred to as the “Account” and collectively as the “Accounts”); T. Rowe Price Investment Services, Inc., a Maryland corporation (“Distributor”), T. Rowe Price Services, Inc., a Maryland corporation (“Transfer Agent”), and T. Rowe Price Associates, Inc., a Maryland corporation (“Adviser”). Distributor, Transfer Agent and Adviser collectively, “T. Rowe Price.”

WHEREAS, the T. Rowe Price Funds are registered as open-end management investment companies under the Investment Company Act of 1940, as amended (the “1940 Act”) and the shares are registered under the Securities Act of 1933, as amended (the “1933 Act”) (each, a “Fund”, and collectively the “Funds”);

WHEREAS, the Distributor is registered as a broker-dealer with the Securities Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”);

WHEREAS, the Transfer Agent is the registered transfer agent of the Funds;

WHEREAS, the Adviser is duly registered as an investment adviser under the Investment Adviser’s Act of 1940;

WHEREAS, the Company, as depositor, has established the Accounts to serve as investment vehicles for certain group variable annuity contracts offered by the Company set forth on Schedule A (the “Contracts”);

WHEREAS, the Accounts are duly organized, validly existing segregated asset accounts, established by resolutions of the Board of Directors of the Company under the insurance laws of the State of New York, to set aside and invest assets attributable to the Contracts; and

WHEREAS, the Company intends to purchase shares of the Funds named in Schedule B, as such schedule may be amended from time to time (on behalf of the Accounts to fund the Contracts.

NOW, THEREFORE, in consideration of their mutual promises, the Company, the Transfer Agent, the Adviser and the Distributor agree as follows:

ARTICLE I: SALE OF FUND SHARES

1.1 T. Rowe Price agrees to sell to the Company those shares of the Fund which each Account orders (based on orders placed by Contract owners on that Business Day, as defined below), executing such orders on a daily basis at the net asset value (and with no sales charges) next computed after receipt by the Fund or its designee of the order for the shares of the Fund. For purposes of this Section 1.1, the Company will be the designee of the Fund for receipt of such orders from each Account and receipt by such designee will constitute receipt by the Fund; provided that the Fund receives notice of such order no later than 8:00 a.m. Eastern Time on the next following Business Day. “Business Day” will mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value pursuant to the rules of The United States Securities and Exchange Commission (the “Commission” or “SEC”). “Closing Time” will mean the exact time on a Business Day when the New York Stock Exchange is closed for trading.

1.2 T. Rowe Price agrees to redeem for cash, upon the Company’s request, any full or fractional shares of the Fund held by the Company (based on orders placed by Contract owners on that Business Day), executing such requests on a daily basis at the net asset value next computed after receipt and acceptance by the Fund or its agent of the request for redemption. For purposes of this Section 1.2, the Company will be the designee of the Fund for receipt of requests for redemption from each Account and receipt by such designee will constitute receipt by the Fund; provided the Fund receives notice of such requests for redemption no later than 8:00 a.m. Eastern Time on the next following Business Day . The Fund reserves the right to delay payment of redemption proceeds, but in no event may any such delay by the Fund in paying redemption proceeds cause Company or any Account to fail to meet its obligations under Section 22(e) of the 1940 Act.

1.3(a) Fund/SERV Transactions. If the parties choose to use the National Securities Clearing Corporation’s Mutual Fund Settlement, Entry and Registration Verification (“Fund/SERV”) or any other NSCC service, the following provisions shall apply:

The Company and the Distributor or their respective designees will each be bound by the rules of the National Securities Clearing Corporation (“NSCC”) and the terms of any NSCC agreement filed by it or their respective designees with the NSCC. Without limiting the generality of the following provisions of this section, the Company and the Fund or its designee will each perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by the NSCC applicable to Fund/SERV, the Mutual Fund Profile Service, the Networking Matrix Level utilized and any other relevant NSCC service or system (collectively, the “NSCC Systems”).

Any information transmitted through the NSCC Systems by any party or its designee to the other or its designee and pursuant to this Agreement will be accurate, complete, and in the format prescribed by the NSCC. Each party or its designee will adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through the NSCC Systems and to limit the access to, and the inputting of data into, the NSCC Systems to persons specifically authorized by such party.

On each Business Day, the Company shall aggregate and calculate the net purchase and redemption orders for each Account received by the Company in good form on each Business Day. The Company shall communicate to the Fund or its designee for that Business Day, by the NSCC, the net aggregate purchase or redemption orders (if any) for each Account received before Closing Time on such Business Day in accordance with Section 1.1 (for net purchases) or Section 1.2 (for net redemptions), as applicable. All orders received by the Company on or after the Closing Time on a Business Day shall not be transmitted to the NSCC prior to the following Business Day. The Company will wire payment for net purchase orders in immediately available funds, to an NSCC settling bank account designated by the Fund, in accordance with NSCC rules and procedures on the Business Day following the Business Day on which such purchase orders are communicated in proper form to the NSCC. The Fund will wire payment for net redemption orders in immediately available funds, to an NSCC settling bank account designated by the Company, in accordance with NSCC rules and procedures no later than on the Business Day following the Business Day on which such purchase orders are communicated in proper form to the NSCC, subject to the Funds right to delay settlement as is described in the Funds’ prospectus and Section 1.2 of this Agreement.

(b) Manual Transactions. If the parties choose not to use Fund/SERV, if there are technical problems with Fund/SERV, or if the parties are not able to transmit or receive information through Fund/SERV, the following provisions shall apply:

On each Business Day, the Company shall aggregate and calculate the net purchase and redemption orders for each Account received by the Company in good form on such Business Day. The

Company will place separate orders to purchase or redeem shares of each Fund. Each order shall describe the net amount of shares and dollar amount of each Fund to be purchased or redeemed. In the event of net purchases, the Company shall pay for net purchase orders by wiring federal funds to the Fund or its designated custodial account (by 2:00 pm EST) on the next Business Day after an order to purchase Fund shares is made in accordance with the provisions of Section 1.1 hereof. Upon receipt by the Fund of the payment, such funds shall cease to be the responsibility of the Company and shall become the responsibility of the Fund. In the event of net redemptions, the Fund shall pay the net redemption proceeds by wiring federal funds to the Company or its designated custodial account by Closing Time on the next Business Day after an order to redeem a Fund’s shares is made in accordance with the provision of Section 1.2 hereof, subject to the Funds right to delay settlement as is described in the Funds’ prospectus and Section 1.2 of this agreement. Upon receipt by the Company of the payment, such funds shall cease to be the responsibility of the Fund and shall become the responsibility of the Company.

1.4 T. Rowe Price agrees to make shares of the Funds available continuously for purchase at the applicable net asset value per share by the Company on behalf of the Accounts on those days on which the Fund calculates its net asset value pursuant to rules of the Commission and the Fund shall calculate such net asset value on each day which the NYSE is open for regular trading; provided, however, that the Board of Directors of the Fund (the “Fund Board”) may refuse to sell shares of any Fund to any person, or suspend or terminate the offering of shares of any Fund if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Fund Board, acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Fund.

1.5 The Company agrees to purchase and redeem the shares of the Funds offered by the then current prospectus of the Fund in accordance with the provisions of such prospectus.

1.6 Issuance and transfer of the Fund’s shares will be by book entry only. Stock certificates will not be issued to the Company or to any Account. Purchase and redemption orders for Fund shares will be recorded in an appropriate title for each Account or the appropriate sub-account of each Account.

1.7 The Fund will furnish same day notice to the Company of the declaration of any income, dividends or capital gain distributions payable on each Fund’s shares. The Company hereby elects to receive all such dividends and distributions as are payable on the Fund shares in the form of additional shares of that Fund at the ex-dividend date net asset values. The Company reserves the right to revoke this election and to receive all such dividends and distributions in cash. The Fund will notify the Company of the number of shares so issued as payment of such income, dividends and distributions.

1.8 T. Rowe Price shall make the Funds’ net asset value per share available to the Company on a daily basis as soon as reasonably practical after the net asset value per share is calculated and shall use its best efforts to make such net asset value per share available by 7:00 p.m. Eastern time.

1.9 Any material error in the calculation or reporting of a Fund’s net asset value per share, dividend or capital gain information triggering a material impact to the Fund, shall be reported reasonably promptly upon discovery by T. Rowe Price to the Company. If the Fund provides the Company with materially incorrect net asset value information, through no fault of the Company, the Company shall be entitled to (1) an adjustment with respect to the Fund shares purchased or redeemed to reflect the correct net asset value per share (“Adjustment”) and (2) reimbursement of out-of-pocket expenses, up to $30,000 per pricing error occurrence, incurred by the Company in connection with the Company’s responsibility to adjust any plan participant’s account value affected by the materially incorrect net asset value; provided, the Company adjusts all Contract owner and plan participant’s accounts invested in the Account and nets Contract owner gains with losses. Any necessary Adjustment hereunder shall be made or paid as applicable no later than fifteen (15) Business Days, if reasonably practicable, after the receipt of notice from T. Rowe Price; provided however, that the Company shall not be required to repay an overpayment forwarded to a plan participant that is no longer a client of the Company. The determination of materiality of any net asset value pricing error shall be based on the SEC’s recommended guidelines regarding such errors. Any material error in the calculation or reporting of net asset value per share, dividend or capital gain information shall be reported promptly upon discovery by the Fund to the Company.

ARTICLE II: REPRESENTATIONS AND WARRANTIES

2.1 The Company represents and warrants that interests under the Contracts are or will be registered under the 1933 Act, or are exempt from registration thereunder, and that the Contracts will be issued and sold and distributed in compliance with all applicable federal and state laws. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established each Account as a separate account under applicable law and that each Account is or will be registered as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts, or is exempt from registration thereunder, and that it will maintain such registration for so long as any Contracts are outstanding, as applicable. The Company will amend the registration statement under the 1933 Act for the Contracts and the registration statement under the 1940 Act for the Account from time to time as required in order to effect the continuous offering of the Contracts or as may otherwise be required by applicable law. The Company will register and qualify the Contracts for sale in accordance with the securities laws of the various states only if and to the extent deemed necessary by the Company.

2.2 The Company is, and shall carry out its activities under this Agreement, in compliance with all applicable anti-money laundering laws, rules and regulations including, but not limited to, the U.S.A. PATRIOT Act of 2001, P.L. 107-56. The Company further represents that it has policies and procedures in place reasonably designed to detect money laundering and terrorist financing, including the reporting of suspicious activity.

2.3 The Adviser and the Distributor each represents and warrants that shares of the Fund sold pursuant to this Agreement will be registered under the 1933 Act and duly authorized for issuance in accordance with applicable law and that the Fund is and will remain registered as an open-end management investment company under the 1940 Act for as long as such shares of the Fund are sold. The Adviser will amend the Funds registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. The Adviser will register and qualify the shares of the Fund for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Fund.

2.4 Each party represents and warrants that it is lawfully organized and validly existing under the laws its state of incorporation and that each party will comply in all material respects with all applicable law, rules and regulations in connection with this Agreement and any activities contemplated hereunder including without limitation, the provisions of the 1940 Act and any applicable regulations thereunder. Each party represents and warrants that it will comply with applicable federal and state law.

2.5 Adviser represents and warrants that all of their directors, officers, employees, investment advisers, and other individuals/entities having access to the funds and/or securities of the Fund are and continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the minimal coverage as required currently by Rule 17g-(1) of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bond includes coverage for larceny and embezzlement and is issued by a reputable bonding company.

2.6 The Fund is, and shall carry out its activities under this Agreement, in compliance with all applicable anti-money laundering laws, rules and regulations including, but not limited to, the U.S.A. PATRIOT Act of 2001, P.L. 107-56. The Fund further represents that it has policies and procedures in place reasonably designed to detect money laundering and terrorist financing, including the reporting of suspicious activity.

2.7 The Adviser represents and warrants that it is lawfully organized and validly existing under the laws of its state of organization; it is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and will remain duly registered under all applicable federal and state securities laws; and that it will perform its obligations for the Fund in accordance in all material respects with the laws of the State of Maryland and any applicable state and federal securities laws.

2.8 The Distributor represents and warrants that it is lawfully organized and validly existing under the laws of its state of organization; it is registered as a broker-dealer under the 1934 Act and will remain duly registered under all applicable federal and state securities laws, and is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”) and serves as principal underwriter/distributor of the Fund and that it will perform its obligations for the Fund in accordance in all material respects with the laws of the State of Maryland and any applicable state and federal securities laws.

ARTICLE III: FUND COMPLIANCE

3.1 T. Rowe Price represents and warrants that each Fund is currently qualified as a Regulated Investment Company under Subchapter M of the Code, and that they will maintain such qualification (under Subchapter M or any successor or similar provision), and that they will notify the Company immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

3.2 The Adviser represents and warrants that the Fund is in and shall maintain compliance with Rule 38a-1 under the 1940 Act and Adviser represents and warrants that the Adviser is and shall maintain compliance with Rule 206(4)-7 under the Advisers Act.

ARTICLE IV: PROSPECTUS AND PROXY STATEMENTS/VOTING

4.1 At least annually (or in the case of a prospectus or summary prospectus supplement, when that supplement is issued), T. Rowe Price, or its affiliate on its behalf), will timely provide the Company with as many copies of the current Fund prospectus (describing only the Fund(s)) and any supplements thereto as the Company may reasonably request for distribution, at the Fund’s expense, to Contract owners at the time of Contract fulfillment and confirmation.

4.2 T. Rowe Price, or its affiliate on its behalf, on behalf of one or more Funds will provide the Company upon its request with copies of summary prospectuses and supplements thereto in the same manner and at the same time that the Fund provides the Company with statutory prospectuses. T. Rowe Price represents and warrants that it has established policies and procedures reasonably designed to comply with the requirements of Rule 498 applicable to its Funds and their summary prospectuses.

4.3 The Company represents and warrants that its use of the summary prospectuses and supplements, its website and the manner and procedures related to its hosting of the summary prospectuses and supplements on its website will at all times comply with the requirements of Rule 498. The Fund, at its sole cost and expense, shall provide the Company with summary prospectuses, for existing Contract Owners, containing the appropriate hyperlinks required by Rule 498 and such other documentation that may be required by Rule 498.

4.4 T. Rowe Price may require the Company to terminate the use of the summary prospectuses by providing the Company with at least sixty (60) days’ prior written notice, provided however that this requirement shall not prohibit the Fund from updating any summary prospectuses as deemed appropriate, in its sole discretion. T. Rowe Price acknowledges that the Company is solely responsible to ensure that summary prospectuses are delivered to Contract Owners in compliance with all applicable laws, rules and regulations and that any use of such summary prospectuses will be in the discretion of the Company. The Company shall provide T. Rowe Price with at least thirty (30) days’ prior written notice of its intended use of the summary prospectuses and at least sixty (60) days’ prior written notice of its intent to terminate use of the summary prospectuses.

4.5 T. Rowe Price (or its agents) shall be responsible for preparing, hosting on its website, and providing to the Company upon request, the materials required by Rule 30e-1 (“Rule 30e-1”) under the 1940 Act and Item 27A(i) of Form N-1A (collectively, the “Required Materials,”) which may include, among other things:

(a)	Current Annual and Semi-Annual Reports to Shareholders (i.e. Tailored Shareholder Reports);

(b)	Current Annual and Semi-Annual Financial Statements; and

(c)	Fund Holdings for Most Recent First and Third Fiscal Quarters

4.6 T. Rowe Price shall host and maintain the website specified in paragraph (b)(2)(i) of Rule 30e-1, so that the relevant Required Materials are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph.

4.7 T. Rowe Price shall be responsible for the content and substance of the Required Materials as provided to the Company, including, but not limited to, the accuracy and completeness of the Required Materials. Without limiting the generality of the foregoing in any manner, the T. Rowe Price shall be responsible for ensuring that the Required Materials as provided to the Company:

(a)	Meet the applicable standards of the 1933 Act, the 1934 Act, the 1940 Act, and all rules and regulations under those Acts; and

(b)

Do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

4.8 The Fund, or its designee, shall, at its expense, as the Company may reasonably request from time to time, provide the Company with sufficient paper copies of the then current Required Materials, so that the Company may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Contract owners pursuant to Rule 30e-1. Such Company requests shall be fulfilled reasonably promptly, but in no event more than seven (7) business days after the request from the Company is received by the Fund.

4.9 Alternatively, if requested by the Company in lieu thereof, the Fund or its designee shall provide such electronic or other documentation (including “camera ready” copies of the current Required Materials as set in type), and such other assistance as is reasonably necessary to have the then current Required Materials printed for distribution (pursuant to requests from Contract owners; see paragraph (b)(3) of Rule 30e-1, as applicable); the reasonable costs of providing the electronic documentation and of such printing to be borne by the Fund.

4.10 The Fund shall be responsible for preparing and providing the following “Fund Documents,” as specified in paragraph (j)(1)(iii) of Rule 498A:

(a)	Summary Prospectus for the Funds;

(b)	Statutory Prospectus for the Funds;

(c)	Statement of Additional Information (“SAI”) for the Funds; and

(d)	Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Funds.

4.11 The Fund shall provide the Fund Documents specified in Sections 4.10(a), (b), and (c) above to the Company (or its designee) on a timely basis (to facilitate the required website posting) and provide updated versions as necessary, to facilitate a continuous offering of the Fund’s securities and the Contracts. The Fund shall provide the Shareholder Reports specified in Section 4.10(d) above within 60 days after the close of each of the Fund’s reporting periods (in accordance with Rule 30e-1 under the 1940 Act).

4.12 The Fund shall provide the Fund Documents to the Company (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that:

(a)	are both human-readable and capable of being printed on paper in human-readable format (in accordance with paragraph (h)(2)(i) of Rule 498A);

(b)

permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (that is, these documents must include linking, in accordance with paragraph (h)(2)(ii) of Rule 498A); and

(c)

permit persons accessing the Fund Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of subsections 4.14(a) and 4.14(b) above (in accordance with paragraph (h)(3) of Rule 498A).

4.13 The Company shall host and maintain the website specified in paragraph (j)(i)(iii) of Rule 498A, so that the Fund Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that the Fund fulfill their obligations under this Amendment.

4.14 The Company shall ensure that an Initial Summary Prospectus is used for each currently offered Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A. The Fund shall ensure that a summary prospectus is used for the Designated Portfolios, in accordance with paragraph (j)(1)(ii) of Rule 498A.

4.15 The Fund shall be responsible for the content and substance of the Fund Documents as provided to the Company, including, but not limited to, the accuracy and completeness of the Fund Documents. Without limiting the generality of the foregoing in any manner, the Fund shall be responsible for ensuring that the Fund Documents as provided to the Company:

(a)	Meet the applicable standards of the 1933 Act, the 1934 Act, the 1940 Act, and all rules and regulations under those Acts; and

(b)

Do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

4.16 The Fund shall, at its expense, as the Company may reasonably request from time to time, provide the Company with sufficient paper copies of the then current Fund Documents, so that the Company may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Contract owners (see paragraphs (i)(1) and (j)(3) of Rule 498A). Such Company requests shall be fulfilled reasonably promptly, but in no event more than three (3) business days after the request from the Company is received by the Fund.

(a)

Alternatively, if requested by the Company in lieu thereof, the Fund or its designee shall provide such electronic or other documentation (including “camera ready” copies of the current Fund Documents as set in type), and such other assistance as is reasonably necessary to have the then current Fund Documents printed for distribution; the reasonable costs of providing the electronic documentation and of such printing and mailing to be borne by the Fund.

(b)	The Fund shall reimburse the Company for the reasonable costs of printing and mailing the Fund Documents to Contract owners.

4.17 T. Rowe Price shall provide such data regarding each Fund’s expense ratios and investment performance as the Company shall reasonably request, to facilitate the registration and sale of the Contracts. Without limiting the generality of the foregoing, the T. Rowe Price shall provide the following Fund expense and performance data on a timely basis to facilitate the Company’s preparation of its annually updated registration statements for the Contracts (and as otherwise reasonably requested by the Company), but in no event later than ninety (90) calendar days after the close of each Fund’s fiscal year:

(a)	the gross “Annual Fund Company Expenses” for each Fund calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements; and

(b)

the net “Annual Fund Company Expenses” (aka “Total Annual Fund Operating Expenses”) for each Fund calculated in accordance with Item 3 of Form N-1A, that include any expense reimbursements or fee waiver arrangements, and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by the Fund; and

(c)	the “Average Annual Total Returns” for each Fund (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5, and 10 year periods).

4.18 The Fund, at its expense, will provide the Company or its mailing agent with copies of its proxy material, if any, reports to shareholders/Contract owners and other permissible communications to shareholders/Contract owners in such quantity as the Company will reasonably require. The Company will distribute this proxy material, reports and other communications to existing Contract owners and will bill the Fund for the reasonable cost of such distribution.

4.19	If and to the extent required by law, the Company will:

(a)	solicit voting instructions from Contract owners;

(b)	vote the shares of the Funds held in the Account in accordance with instructions received from Contract owners; and

(c)

vote shares of the Funds held in the Account for which no timely instructions have been received, in the same proportion as shares of such Fund for which instructions have been received from the Company’s Contract owners, so long as and to the extent that the Commission continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners. The Company reserves the right to vote Fund shares held in any segregated asset account in its own right, to the extent permitted by law. The Company will be responsible for assuring that the Accounts participating in the Fund calculates voting privileges in a manner consistent with all legal requirements.

4.20 The Fund will comply with all provisions of the 1940 Act requiring voting by shareholders, and in particular, the Fund either will provide for annual meetings (except insofar as the Commission may interpret Section 16 of the 1940 Act not to require such meetings) or, as the Fund currently intends, to comply with Section 16(c) of the 1940 Act (although the Fund is not one of the trusts described in Section 16(c) of the 1940 Act) as well as with Sections 16(a) and, if and when applicable, 16(b). Further, the Fund will act in accordance with the Commission’s interpretation of the requirements of Section 16(a) with respect to periodic elections of directors and with whatever rules the Commission may promulgate with respect thereto.

ARTICLE V: SALES MATERIAL AND INFORMATION

5.1 The Company will furnish, or will cause to be furnished, to the Fund or the Adviser, each piece of sales literature or other promotional material in which the Fund or the Adviser is named, at least fifteen (15) Business Days prior to its use. No such material will be used if the Fund or the Adviser reasonably objects to such use within fifteen(15) Business Days after receipt of such material.

5.2 The Company will not give any information or make any representations or statements on behalf of the Fund or concerning the Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement, prospectus or SAI for Fund shares, as such registration statement, prospectus and SAI may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or approved by the Fund or the Adviser or their designees for distribution, or in sales literature or other material provided by the Fund or by the Adviser, except with permission of the Fund or the Adviser or their designees. The Fund and the Adviser agree to respond to any request for approval on a prompt and timely basis.

5.3 T. Rowe Price will furnish, or will cause to be furnished, to the Company or its designee, each piece of sales literature or other promotional material in which the Company or its separate account is named, at least fifteen (15) Business Days prior to its use. No such material will be used if the Company or its designee reasonably objects to such use within five (5) Business Days after receipt of such material.

5.4 T. Rowe Price will not give any information or make any representations or statements on behalf of the Company or concerning the Company, each Account, or the Contracts other than the information or representations contained in a registration statement, prospectus or SAI for the Contracts, as such registration statement, prospectus and SAI may be amended or supplemented from time to time, or in published reports for each Account or the Contracts which are in the public domain or approved by the Company for distribution to Contract owners, or in sales literature or other material provided by the

Company, except with written permission of the Company. The Company agrees to respond to any request for approval on a prompt and timely basis.

5.5 T. Rowe Price will provide to the Company at least one complete copy of all registration statements, prospectuses, SAIs, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Fund or its shares, within a reasonable time after filing of each such document with the Commission or FINRA.

5.6 The Company will provide to the Fund at least one complete copy of all definitive prospectuses, definitive SAI, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, requests for no action letters, and all amendments to any of the above, that relate to the Contracts or each Account, within a reasonable time after filing of each such document with the Commission or FINRA (except that with respect to post-effective amendments to such prospectuses and SAIs and sales literature and promotional material, only those prospectuses and SAIs and sales literature and promotional material that relate to or refer to the Fund will be provided.) In addition, the Company will provide to the Fund at least one complete copy of (i) a registration statement that relates to the Contracts or each Account, containing representative and relevant disclosure concerning the Fund; and (ii) any post- effective amendments to any registration statements relating to the Contracts or such Account that refer to or relate to the Fund.

5.7 The Adviser will provide the Company with as much notice as is reasonably practicable of any proxy solicitation for any Fund, and of any material change in the Fund’s registration statement, particularly any change resulting in a change to the registration statement or prospectus or statement of additional information for any Account. The Adviser will cooperate with the Company so as to enable the Company to solicit proxies from Contract owners or to make changes to its prospectus, statement of additional information or registration statement, in an orderly manner.

5.8 For purposes of this Article V, the phrase “sales literature or other promotional material” includes, but is not limited to, advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media, (i.e., on-line networks such as the Internet or other electronic messages)), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, registration statements, prospectuses, SAIs, shareholder reports, and proxy materials and any other material constituting sales literature or advertising under FINRA rules, the 1933 Act or the 1940 Act.

5.9 T. Rowe Price hereby grants to Company a non-exclusive, non-transferable, royalty-free license (with no right to sublicense) to display or otherwise use the trademarks of T. Rowe Price in connection with its obligations under this Agreement until termination or expiration of this Agreement or upon receipt of notice from T. Rowe Price to cease use, whichever occurs first (“Permitted Use”). T. Rowe Price will have the sole right to determine the manner and use of T. Rowe Price’s trademarks by Company. Company agrees that no right, title or interest in T. Rowe Price’s trademarks is granted to Company under this Agreement. Any other use not stated in this Agreement requires the prior written approval of T. Rowe Price. Company agrees, represents, and warrants that the Permitted Use will inure to the benefit of T. Rowe Price. Company shall not challenge or threaten to challenge T. Rowe Price’s trademarks or this Agreement or do anything inconsistent with T. Rowe Price’s ownership of its trademarks, worldwide.

5.10 Company agrees, represents, and warrants that the form, manner, nature, and quality of the Permitted

Use will conform to standards set by and under the control of T. Rowe Price. Company shall provide T. Rowe Price with specimens or examples of the Permitted Use upon T. Rowe Price’s request. Company shall only use the digitized image files of T. Rowe Price’s trademarks with the appropriate registration symbols, as provided by T. Rowe Price. T. Rowe Price may change the form of its trademarks at any time upon written notice to Company, in which case Company shall use only the most current form of T. Rowe Price’s trademarks. Company shall not use T. Rowe Price’s trademarks in a disparaging manner and shall exercise all due and proper care to ensure that the manner in which it performs its obligations under this Agreement does not disparage or have any adverse effect on the name, trademarks, or business of T. Rowe Price or its affiliates.

ARTICLES VI: FEES, COSTS AND EXPENSES

6.1. [Reserved]

6.2 All expenses incident to performance of this Agreement will be paid by the Fund to the extent permitted by law. All shares of the Funds will be duly authorized for issuance and registered in accordance with applicable federal law and, to the extent deemed advisable by the Fund, in accordance with applicable state law, prior to sale. The Fund will bear the expenses for the cost of registration and qualification of the Fund’s shares, including without limitation, the preparation of and filing with the SEC of Forms N-CSR, N-CEN, and Rule 24f-2 Notices and payment of all applicable registration or filing fees with respect to shares of the Fund; preparation and filing of the Fund’s prospectus, SAI and registration statement, proxy materials and reports to shareholders; typesetting and printing the Fund’s prospectus and SAI (to the extent provided by and as determined in accordance with Article IV above); typesetting and printing proxy materials and reports to Contract owners (including the costs of printing a Fund prospectus that constitutes an annual report) (to the extent provided by and as determined in accordance with Article IV above); the preparation of all statements and notices required by any federal or state law; all taxes on the issuance or transfer of the Fund’s shares; any expenses permitted to be paid or assumed by the Fund pursuant to a plan, if any, under Rule 12b-1 under the 1940 Act; and other costs associated with preparation of prospectuses and SAIs for the Funds in electronic or typeset format, as well as any other expenses as set forth in Article III of this Agreement.

ARTICLE VII: RULE 22c-2 AGREEMENT

7.1 The Company agrees to provide T. Rowe Price, or its designee, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”) , or other government-issued identifier (“GII”), if known, of any or all Clients and the amount, date, name or other identifier and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of shares held through the account during the period covered by the request.

7.2 Requests must set forth a specific period for which transaction information is sought, which will generally not exceed ninety (90) calendar days of transaction information. T. Rowe Price, or its designee, will not request transaction information older than twelve (12) months from the date of the request unless T. Rowe Price deems it necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

7.3 Company agrees to transmit the requested information that is on its books and records to Transfer Agent, or its designee, promptly, but in any event not later than ten (10) business days or such other time as agreed to by both parties, after receipt of a request. If requested by T. Rowe Price or its designee, Company agrees to use its commercially reasonable efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Article 1. above is itself a financial intermediary (“Indirect Intermediary”) and, upon further request of T. Rowe Price, or its designee, promptly (within the time period designated above): (1) provide or arrange to provide to T. Rowe Price or its designee, the information in Article 1 above for those Clients who hold an account with an Indirect Intermediary, or (2) if directed by T. Rowe Price, restrict or prohibit further purchases of the Fund from such Indirect Intermediary. In such instances, Company agrees to inform T. Rowe Price whether it plans to perform (1) or (2). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to Price Services or its designee, should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an “Indirect Intermediary” generally has the same meaning as in Rule 22c-2 under the Investment Company Act of 1940 as if the Funds were subject to such provisions directly.

7.4 T. Rowe Price agrees not to use the information received for marketing or any other similar purpose.

7.5 Company agrees to execute written instructions from T. Rowe Price to restrict or prohibit further purchases into the Fund or take such other action as requested by Price Services for a Client that has been identified by T. Rowe Price as having engaged in transactions of the Fund (directly or indirectly through the Company’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares of the Fund.

7.6 Instructions referenced in Article 7.5 above must include the TIN, ITIN or GII if known, and the specific restriction(s) to be executed. If the TIN, ITIN or GII is not known, the instructions must include an equivalent identifying number of the Clients or account(s) or other agreed upon information to which the instruction relates.

7.7 Company agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions.

7.8 Company must provide written confirmation to T. Rowe Price, that instructions have been executed as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

ARTICLE VIII: INDEMNIFICATION

8.1 The Company shall indemnify and hold harmless T. Rowe Price and each of its affiliate companies, each Fund, and the directors, officers, agents, employees and assigns of each of the foregoing (collectively “Fund Indemnified Parties”), against and from any and all demands, damages, liabilities, and losses, or any pending or completed actions, claims, suits, complaints, proceedings, or investigations (including reasonable attorney fees and other costs, including all expenses of litigation or arbitration, judgments, fines or amounts (each a “Loss” and collectively “Losses”) paid in any settlement consented to by the Company) to which any of them may be or become subject as a result or arising out of (a) any negligent act or omission by the Company, or their agents relating to an instruction received by T. Rowe Price regarding the purchase or sale of the Funds either through the NSCC or a manual transaction as described in Article 1(“Instruction”); (b) any material breach of the Company’s representations or warranties contained in this Agreement; (c) the failure of the Company to comply with any of the terms of this Agreement; or (d) Indemnified Party’s acting upon an Instruction from the Company. The Company represents and warrants that at all times it has sufficient financial resources, whether through a fidelity bond or otherwise, to meet all of its indemnification obligations arising under this Agreement.

8.2 The Company’s obligation to indemnify shall not apply to any Loss occasioned by any negligent act or omission of the Fund Indemnified Parties, including effecting any Instruction properly issued by the Company in accordance with this Agreement, provided the Company has acted without negligence, willful misconduct or bad faith.

8.3 T. Rowe Price shall indemnify and hold harmless the Company, its parent company and each of its affiliate companies, and the directors, officers, agents, employees and assigns of each of the foregoing (collectively “Company Indemnified Parties”), against and from any and Losses including any settlement consented to by T. Rowe Price) to which any of them may be or become subject as a result or arising out of (a) any negligent act or omission by T. Rowe Price, or their agents relating to an Instruction; (b) any material breach of T. Rowe Price’s representations or warranties contained in this Agreement; or (c) the failure of T. Rowe Price to comply with any of the terms of this Agreement.

8.4 T. Rowe Price’s obligation to indemnify shall not apply to any Loss occasioned by any negligent act or omission of the Company Indemnified Parties, including effecting any Instruction in accordance with this Agreement, provided T. Rowe Price has acted without negligence, willful misconduct or bad faith.

8.5 In order that the indemnification provisions contained herein shall apply, upon the assertion of a Loss for which a party may be required to indemnify another party, the party seeking indemnification shall promptly notify the other party of such assertion of Loss, and shall keep the other party advised with respect to all developments concerning such Loss. The party who may be required to indemnify shall have the option to participate at its expense with the party seeking indemnification in the defense of such Loss. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

ARTICLE IX: APPLICABLE LAW

9.1 This Agreement will be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York without reference to its conflicts of law provisions. To the extent that the applicable laws of the State of New York or any of the provisions herein conflict with the applicable provisions of the Act or other federal laws and regulations which may be applicable, the latter shall control. The parties to this Agreement hereby irrevocably agree to submit to the jurisdiction of the U.S. federal courts within the Southern District of of New York for any action or proceeding arising out of this Agreement, and hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard or determined in such courts.

9.2 This Agreement will be subject to the provisions of the 1933 Act, the 1934 Act and the 1940 Act, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the Commission may grant and the terms hereof will be interpreted and construed in accordance therewith.

ARTICLE X: TERMINATION

10.1 This Agreement will terminate:

(a) at the option of any party, with or without cause, with respect to one, some or all of the Designated Portfolios, upon six (6) month’s advance written notice to the other parties or, if later, upon receipt of any required exemptive relief or orders from the SEC, unless otherwise agreed in a separate written agreement among the parties; or

(b) at the option of the Company, upon written notice to the other parties, with respect to any Portfolio if shares of the Designated Portfolio are not reasonably available to meet the requirements of the Contracts as determined in good faith by the Company; or

(c) at the option of the Company, upon written notice to the other parties, with respect to any Portfolio in the event any of the Portfolio’s shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by Company; or

(d) at the option of the Fund, upon written notice to the other parties, upon institution of formal proceedings against the Company by FINRA, the Commission or any other regulatory body regarding the Company’s duties under this Agreement or related to the sale of the Contracts, the administration of the Contracts, the operation of the Account, or the purchase of the Fund shares, provided that the Fund determines in its sole judgment, exercised in good faith, that any such proceeding would have a material adverse effect on the Company’s ability to perform its obligations under this Agreement; or

(e) at the option of the Company, upon written notice to the other parties, upon institution of formal proceedings against the Fund, the Adviser, or the Distributor by FINRA, the Commission or any other regulatory body, provided that the Company determines in its sole judgment, exercised in good faith, that any such proceeding would have a material adverse effect on the Fund’s or the Adviser’s ability to perform its obligations under this Agreement; or

(f) at the option of the Company, upon written notice to the other parties, with respect to any Designated Portfolio, if a Designated Portfolio ceases to qualify as a Regulated Investment Company under Subchapter M of the Code, or under any successor or similar provision, or if the Company reasonably and in good faith believes that the Designated Portfolio may fail to so qualify; or

(h) at the option of any party to this Agreement, upon written notice to the other parties, upon another party’s material breach of any provision of this Agreement; or

(i) at the option of the Company, if the Company determines in its sole judgment exercised in good faith that the Fund, the Adviser or Distributor has suffered a material adverse change in its business, operations or financial condition since the date of this Agreement or is the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of the Fund, Adviser or Distributor and hence to the Company; or

(j) at the option of the Fund or the Adviser, if the Fund or Adviser respectively, determines in its sole judgment exercised in good faith that the Company has suffered a material adverse change in its business, operations or financial condition since the date of this Agreement or is the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of the Fund or the Adviser, such termination to be effective sixty (60) days’ after receipt by the other parties of written notice of the election to terminate.

10.2 NOTICE REQUIREMENT

No termination of this Agreement will be effective unless and until the party terminating this Agreement gives prior written notice to all other parties of its intent to terminate, which notice will set forth the basis for the termination.

10.3 EFFECT OF TERMINATION

Notwithstanding any termination of this Agreement, the Fund, the Adviser and the Distributor will, at the option of the Company, continue to make available additional shares of the Fund pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”). Specifically, without limitation, the owners of the Existing Contracts will be permitted to reallocate investments in the Designated Portfolios (as in effect on such date), redeem investments in the Designated Portfolios and/or invest in the Designated Portfolios upon the making of additional purchase payments under the Existing Contracts; provided, however, that nothing in this section 10.3 shall be deemed to prevent the liquidation of any Fund by T. Rowe Price as determined in T. Rowe Price’s sole discretion.

10.4 SURVIVING PROVISIONS

Notwithstanding any termination of this Agreement, each party’s obligations under Article VIII to indemnify other parties will survive and not be affected by any termination of this Agreement. In addition, with respect to Existing Contracts, all provisions of this Agreement also will survive and not be affected by any termination of this Agreement.

ARTICLE XI: NOTICES

Any notice will be deemed duly given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other parties.

If to the Company:

The United States Life Insurance Company in the City of New York

Attn: General Counsel

2919 Allen Parkway, L4-01

Houston, TX 77019

Email: saamcolegal@corebridgefinancial.com

With a copy to:

Mallary Reznik

21650 Oxnard Street, Suite 750

Woodland Hills, California 91367

Attn: Mallary Reznik

Email: mallary.reznik@corebridgefinancial.com

If to the Transfer Agent:

4515 Painters Mill Road

Owings Mills, Maryland 21117

Attn: Intermediary Services

Email: intermediaryservices@troweprice.com

If to the Underwriter or the Adviser:

4515 Painters Mill Road

Owings Mills, Maryland 21117

Attn: Legal Department

Email: legal-US_Intermediary_Distribution_Team@troweprice.com

ARTICLE XII: MISCELLANEOUS

12.1 The Fund and the Adviser acknowledge that the identities of the customers of the Company (collectively the “Protected Parties” for purposes of this Section 12.1), information maintained regarding those customers, and all computer programs and procedures developed by the Protected Parties or any of their employees or agents in connection with the Company’s performance of its duties under this Agreement are the valuable property of the Protected Parties. The Fund and the Adviser agree that if they come into possession of any list or compilation of the identities of or other information about the Protected Parties’ customers, other than such information as may be independently developed or compiled by the Fund or the Adviser from information supplied to them by the Protected Parties’ customers who also maintain accounts directly with T. Rowe Price, T. Rowe Price will hold such information or property in confidence and refrain from using, disclosing or distributing any of such information or other property except: (a) with the Company’ s prior written consent; or (b) as required by law, regulatory authority, or judicial process. T. Rowe Price acknowledges that any breach of the agreements in this Section 12.1 would result in immediate and irreparable harm to the Protected Parties for which there would be no adequate remedy at law and agree that in the event of such a breach, the Protected Parties will be entitled to equitable relief by way of temporary and permanent injunctions, as well as such other relief as any court of competent jurisdiction deems appropriate.

12.2 The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

12.3 This Agreement may be executed in any number of counterparts, including facsimile copies thereof or electronic scan copies thereof delivered by electronic mail, each of which taken together will constitute one and the same instrument.

12.4 If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement will not be affected thereby.

12.5 This Agreement will not be assigned by any party hereto without the prior written consent of all the parties hereto.

12.6 The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal law.

12.7 The parties to this Agreement acknowledge and agree that this Agreement shall not be exclusive in any respect.

12.8 Each party to this Agreement will reasonably cooperate with each other party and all governmental and regulatory authorities with jurisdiction over such party.

12.9 Each party represents that the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate or board action, as applicable, by such party and when so executed and delivered this Agreement will be the valid and binding obligation of such party enforceable in accordance with its terms.

12.10 The schedules to this Agreement (each, a “Schedule,” collectively, the “Schedules”) form an integral part hereof and are incorporated herein by reference. The parties to this Agreement may agree in writing to amend the Schedules to this Agreement from time to time to reflect changes in or relating to the Contracts, the Accounts or the Funds or other applicable terms of this Agreement. References herein to any Schedule are to the Schedule then in effect, taking into account any amendments thereto.

Signature page to follow

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.

T. ROWE PRICE SERVICES, INC.

By:	/s/ William Presley

Name:	William Presley

Title:	Vice President

T. ROWE PRICE ASSOCIATES, INC.

By:	/s/ William Presley

Name:	William Presley

Title:	Vice President

T ROWE PRICE INVESTMENT SERVICES, INC.

By:	/s/ William Presley

Name:	William Presley

Title:	Vice President

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

By:	/s/ Barbara Rayll

Name:	Barbara Rayll

Title:	Vice President, Business Case Development

Exhibit A

Request for Information Form

We hereby request that [Life Insurance Company] provide the Transaction Information indicated below.

Please provide the following information about the Transaction Information requested:

Contract Number*
And

Tax Identification Number**:

Fund Name:

Portfolio Name:

Portfolio Manager:

Covered Period***:

Requesting Person****:

Signature:

Date:

Telephone Number:

Facsimile Number:

*	or participant account number if applicable. Failure to complete this item shall not prevent this Form from being in Good Form.
**

or Individual/International Taxpayer Identification Number (ITIN), other government-issued identifier or equivalent identifying number. Failure to complete this item shall not prevent this Form from being in Good Form.

***	the covered period shall not include any day that is earlier than 180 days prior to the day Intermediary received this form in Good Form
****	person must be duly authorized person as previously provided by the Fund

PLEASE E-MAIL THIS FORM TO SaamcoLegal@corebridgefinancial.com,

ATTENTION “RULE 22C-2 INFORMATION REQUEST”

PLEASE COMPLETE EACH ITEM.

INCOMPLETE FORMS WILL NOT BE PROCESSED.

Exhibit B

Instructions to Restrict Trading Form

[Life Insurance Company] is hereby instructed to restrict purchase or exchanges into the Fund indicated below by the Contract indicated below.

Please provide the following information about the Contract to be restricted:
Contract Number*
And
Tax Identification Number**:
Please provide the following information about the Portfolio to be restricted:

Fund Name:

Portfolio Name:

Portfolio Manager:
Please provide the following information about the time period for which trading should be restricted:

Start Date***:

End Date:

Requesting Person****:

Signature:

Date:

Telephone Number:

Facsimile Number:

*	or participant account number if applicable
**	or Individual/International Taxpayer Identification Number (ITIN), other government-issued identifier or equivalent identifying number
***	Start date will be no earlier than 48 hours after receipt of form in “Good Form”
****	person must be duly authorized person as previously provided by the Fund

PLEASE E-MAIL THIS FORM TO SaamcoLegal@corebridgefinancial.com

ATTENTION “RULE 22C-2 RESTRICTION”

PLEASE COMPLETE EACH ITEM.

INCOMPLETE FORMS WILL NOT BE PROCESSED.

PARTICIPATION AGREEMENT

SCHEDULE A

The following Separate Accounts of The United States Life Insurance Company in the City of New York are permitted in accordance with the provisions of this Agreement to invest in the Fund shown in Schedule B; provided, however the parties may mutually agree to allow investments in Separate Accounts subsequent to the Effective Date of this Agreement without the need for an amendment to this Schedule A:

USL Separate Account RS

PARTICIPATION AGREEMENT

SCHEDULE B

The Separate Account(s) shown on Schedule A may invest in the following Fund(s):

Any Fund currently available for purchase as mutually agreed upon by the parties shall be deemed to be included on this Schedule B.